Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED INCOME STATEMENTS
The following unaudited pro forma condensed income statements combine the historical financial statements of Spectrum Pharmaceuticals, Inc. (“Spectrum”) and the historical statement of net revenues and direct expenses of the business relating to the commercialization of Zevalin® (ibritumomab tiuxetan) (the “Zevalin Business”), including certain estimates, assumptions and adjustments described in the accompanying notes to the pro forma condensed combined financial information. Since December 15, 2008, the Zevalin Business was conducted through a 50/50 joint venture called RIT Oncology, LLC (the “Joint Venture”) of which Spectrum and Cell Therapeutics, Inc. (“CTI”) each owned 50%.
On March 15, 2009, CTI sold its 50% share of the Joint Venture to Spectrum. As a result of the sale, Spectrum became the 100% owner of RIT and is its sole member. Accordingly, the Zevalin Business’s assets and liabilities were consolidated and fully reflected in Spectrum’s unaudited consolidated balance sheet as of March 31, 2009, which was included in Spectrum’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2009.
For pro forma purposes:
•	Spectrum’s unaudited statement of operations for the year ended December 31, 2008 has been combined with the Zevalin Business’s statement of net revenues and direct expenses for the year ended December 31, 2008 as if Spectrum’s 100% acquisition of the Zevalin Business had occurred on January 1, 2008;

•	Spectrum’s unaudited statement of operations for the three months ended March 31, 2009 is presented as if Spectrum’s 100% acquisition of the Zevalin Business had occurred on January 1, 2009.
The unaudited pro forma condensed combined financial information is intended for informational purposes only and does not purport to represent what Spectrum’s financial position or results of operations would actually have been if Spectrum’s 100% acquisition of the Zevalin Business had in fact occurred on the dates indicated above, and should not be construed as being representative of future operating results.
Also, these unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes included in Spectrum’s Annual Report on Form 10-K for the year ended December 31, 2008, and Spectrum’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2009.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2008
(In thousands, except per share amounts)

	Spectrum	Zevalin
	Pharmaceuticals,	Business	Pro Forma		Pro Forma
	Inc.	Note 1	Adjustments	Note 2	Combined
Revenues:
Licensing and milestone revenues	$20,676	—	—		$20,676
Product sales	8,049	$11,765	$(342)	(A)	19,472

Total revenues	28,725	11,765	(342)		40,148

Operating expenses:
Cost of product sold	1,193	3,132	(87)	(A)	4,238
Research and development	26,683	7,565	(309)	(A)	33,939
Acquired in-process research and development	4,700	—	(4,700)	(B)	—
Selling, general and administrative	15,161	8,692	(320)	(A)	23,533
Amortization of purchased intangibles	158	692	2,850	(C)	3,700

Total operating expenses	47,895	20,081	(2,566)		65,410

Loss from operations	(19,170)	(8,316)	2,224		(25,262)
Other income, net	1,165	—	—		1,165

Net loss before minority interest	(18,005)	(8,316)	2,224		(24,097)

Minority interest	2,538	—	(2,538)	(D)	—

Net loss attributable to common stockholders	$(15,467)	$(8,316)	$(314)		$(24,097)

Basic and diluted net loss per common share	$(0.49)				$(0.76)

Shares used in calculation of basic and diluted net loss per common share	31,551,152				31,551,152

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS FOR THE
THREE MONTHS ENDED MARCH 31, 2009
(In thousands, except per share amounts)

	Spectrum	Zevalin
	Pharmaceuticals,	Business	Pro Forma	Note	Pro Forma
	Inc.	Note 1	Adjustments	2	Combined
Revenues:
Licensing and milestone revenues	$2,125	—	—		$2,125
Product sales	12,038	—	—		12,038

Total revenues	14,163	—	—		14,163

Operating expenses:
Cost of product sold	1,834	—	—		1,834
Research and development	5,654	—	—		5,654
Selling, general and administrative	6,351	—	—		6,351
Amortization of purchased intangibles	950	—	—		950

Total operating expenses	14,789	—	—		14,789

Loss from operations	(626)	—	—		(626)
Other income, net	104	—	—		104

Net loss before minority interest	(522)	—	—		(522)

Minority interest	1,146	—	(1,146)	(D)	—

Net income/(loss) attributable to common stockholders	$624	$—	$(1,146)		$(522)

Basic net income/(loss) per common share	$0.02				$(0.02)

Shares used in calculation of basic net income/(loss) per common share	32,439,523				32,439,523

Diluted net income/(loss) per common share	$0.02				$(0.02)

Shares used in calculation of diluted net income/(loss) per common share	32,644,425				32,644,425

Notes to Unaudited Pro Forma
Condensed Combined Statements of Operations
Note 1. The Zevalin Business
On December 15, 2008, Spectrum Pharmaceuticals, Inc. (“Spectrum” or “the Company”) closed a transaction to enter into a 50/50-owned joint venture (the “Joint Venture”) whose purpose was to commercialize and develop Zevalin (ibritumomab tiuxetan), or Zevalin (the “Zevalin Business”) in the United States. From December 15, 2008 through March 15, 2009, the Joint Venture was conducted through a newly-formed Delaware limited liability company, RIT Oncology, LLC (“RIT”), of which Spectrum and CTI were each issued a 50% membership interest upon the closing of the Joint Venture transaction. CTI sold its 50% membership interest to Spectrum on March 15, 2009, resulting in Spectrum becoming the 100% owner and sole member of RIT.
The allocation of the initial capitalization at December 15, 2008, was based on the relative fair values of the intangible assets acquired, as determined by an independent valuation consultant, and the obligations assumed, and included developed technology, core technology and acquired in-process research and development.
The developed technology asset relates to intellectual property and rights thereon related to Zevalin as approved by the FDA for relapsed or refractory low- grade, follicular, or B-cell NHL. The core technology asset represented the value of the intellectual property and rights thereon expected to be leveraged in the development of label expansions for Zevalin. Developed and core technologies will be amortized over the term of the patents related to such technologies. We estimated aggregate amortization expense related to these acquired intangible assets to be $3.7 million annually.
In-process research and development (IPRD) of $4.7 million was evaluated utilizing the present value of the estimated after-tax cash flows expected to be generated by purchased undeveloped technology related to the Zevalin Business or label expansions for indications that have not been approved by the FDA. Since, at the effective time of the acquisition of Zevalin, the IPRD had not reached technological feasibility, such amount has been charged to expense as of the acquisition of the Zevalin Business.
Note 2. Pro Forma Adjustments
The pro forma amounts and adjustments included in the unaudited pro forma condensed combined financial statements are as follows:
(A)	Adjustment to reverse Zevalin Business amounts recorded in Spectrum’s consolidated financial statements for the year ended December 31, 2008 during the joint venture period.

(B)	Adjustment to reverse the $4.7 million write-off of in-process research and development (IPR&D), described above, as of the formation date, as though the transactions had occurred on January 1, 2008.

(C)	Adjustment to record a total of $3.7 million amortization for the acquired intangible assets, described above, for the year ended December 31, 2008.

(D)	To eliminate CTI’s minority interest recorded in recorded in Spectrum’s historical consolidated financial statements.

There is no income tax adjustment related to the pro forma adjustments due to the assumption that the tax benefit generated by the Zevalin Business losses would require a full valuation allowance.